Exhibit 10.19

AMENDMENT TO THE

INGERSOLL-RAND COMPANY

MANAGEMENT INCENTIVE UNIT PLAN

WHEREAS, Ingersoll-Rand Company (the “Company”) maintains the Ingersoll-Rand Company Management Incentive Unit Plan (the “Plan”) to provide benefits to certain individuals employed by the Company and its subsidiaries; and

WHEREAS, no Management Incentive Unit Award has been made under the Plan since 1990, and all previously unvested awards under the Plan became vested on January 1, 2003; and

WHEREAS, under Article XV of the Plan, the Company has reserved the right to amend or terminate the Plan at any time; and

WHEREAS, the Company has decided to amend and/or clarify certain provisions of the Plan to assure compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if and to the extent that Section 409A applies to the Plan; and

WHEREAS, the Company has decided to limit its future obligations under the Plan and to simplify the future administration of the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2009, as set forth below:

1.	Notwithstanding any other provision of this Plan to the contrary, the amount standing to the credit of a Participant in the Incentive Ledger shall be paid to the Participant in a single lump sum payment on the first day of the month that is at least sixty (60) days following the date of the Participant’s separation from service, as determined under the general rules of section 409A. Notwithstanding the foregoing, in the event that the Participant is a specified employee, within the meaning of Section 409A(a)(2)(B)(i) on the date of the Participant’s separation from service, such payment shall not be made until the first day of the month that is at least six (6) months after the date of the Participant’s separation from service. In the event of the Participant’s death prior to separation from service (or prior to the expiration of the six (6) months following separation from service in the case of a specified employee), the lump sum payment shall be made to the Participant’s beneficiary on the first day of the month that is at least sixty (60) days following the date of the Participant’s death (or, if earlier, the first day of the month that is at least six (6) months following the date of the Participant’s separation from service).

2.	Notwithstanding any other provision of the Plan to the contrary, neither the Committee nor the Company shall have the right to accelerate or otherwise modify the timing of payments under the Plan in a manner inconsistent with the requirements to Section 409A, and no Participant shall have any elective right relating to the time or method of payment under the Plan.

3.	No additional cash payments shall be made to any Participant pursuant to Article VI of the Plan, and no Dividend Equivalents shall be credited to any Participant’s account in the Incentive Ledger pursuant to the first sentence of Article VIII(a) of the Plan, with respect to any dividend declared on the stock of Ingersoll-Rand Company Limited after December 31, 2008. The foregoing shall not affect any Participant’s right to have dividends with respect to Common Stock Equivalents that were credited to the Participant’s account on December 31, 2008 credited in the form of additional Common Stock Equivalents after December 31, 2008.

All capitalized terms used in this amendment have the same meaning as under the Plan.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized representative on this 22nd day of December, 2008.

INGERSOLL-RAND COMPANY

By:	/s/ Marcia J. Avedon
Marcia Avedon
Senior Vice President